Exhibit 99.1

Teradyne to Transfer Stock Exchange Listing to Nasdaq

Ticker symbol to remain “TER”

NORTH READING, Mass., Nov. 14, 2018 – Teradyne, Inc. (NYSE:TER), a leading supplier of automated test and industrial automation solutions, announced today that it will transfer its stock exchange listing from the New York Stock Exchange to The Nasdaq Global Select Market (Nasdaq). The company’s common stock will commence trading on Nasdaq on November 27, 2018 and will continue to be listed under the “TER” ticker symbol.

“Listing on Nasdaq positions Teradyne alongside the world’s most innovative companies and technology leaders while reducing our listing and related costs,” said Greg Beecher, Teradyne’s Chief Financial Officer. “We are confident this will be a seamless transition for our company and our shareholders.”

“Teradyne has driven innovation in the automated test of electronics for over 55 years and has extended that leadership to collaborative robots through its Universal Robots and MiR products, bringing low cost and easy to train automation to global industrial customers of all sizes,” said Nelson Griggs, President of Nasdaq Stock Exchange. “We are looking forward to a long-term partnership with Teradyne and supporting the company in its mission to create technology that enhances consumer, communications, industrial and government sectors.”

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of automation equipment for test and industrial applications. Teradyne Automatic Test Equipment (ATE) is used to test semiconductors, wireless products, data storage and complex electronic systems, which serve consumer, communications, industrial and government customers. Our Industrial Automation products include collaborative robots, autonomous mobile robots and sensing and simulation software, used by global manufacturing and industrial customers to improve quality and increase manufacturing efficiency. In 2017, Teradyne had revenue of $2.14 billion and currently employs approximately 4,800 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

Source: Teradyne, Inc.